Exhibit 10.2

Dollar Financial Corp.
1436 Lancaster Avenue
Berwyn, Pennsylvania 19312

May 30, 2008

Donald Gayhardt
President
Dollar Financial Corp.
1436 Lancaster Avenue
Berwyn, Pennsylvania 19312

Dear Don,

Pursuant to the Dollar Financial Corp. 1999 Stock Incentive Plan (the “1999 Plan”) and the Non-Qualified Stock Option Agreement dated January 6, 2004, you were granted an option to purchase 301,920 shares of Dollar Financial Corp.’s (the “Company”) common stock (post-IPO adjustment) of which 1,920 shares are fully vested and remain unexercised. In addition, under the Dollar Financial Corp. 2005 Stock Incentive Plan (the “2005 Plan”), you were granted an option to purchase 172,050 shares of the Company’s common stock at a price of $11.70 pursuant to the Stock Option Grant Notice dated July 28, 2005 (as amended by the letter agreement dated June 30, 2005) and an option to purchase 172,050 shares of the Company’s common stock at a price of $16.00 pursuant to the Stock Option Grant Notice dated July 28, 2005 (as amended by the letter agreement dated June 30, 2005) all of which are fully vested and remain unexercised. The three aforementioned unexercised option awards are collectively referred to herein as the “Options.”

Under the terms of your Option awards, with certain exceptions, your ability to exercise your Options expires 90 days after termination of your continuous status as an employee of the Company. In recognition of your service to the Company, and in connection with your impending resignation from the Company, the Compensation Committee of the Company’s Board of Directors has agreed to cause your Options to remain exercisable until November 30, 2008 (unless sooner cancelled in accordance with Section 9 of the 1999 Plan and Section 15 of the 2005 Plan, as applicable), subject to your countersigning this letter.

In order to effect the extension of the exercise period for your Options, please acknowledge your agreement by signing this letter in the space provided below and return it to me. By countersigning you acknowledge that all other terms relating to your Options remain unchanged and that you have reviewed with your own tax advisors the federal, state, local and foreign tax consequences of the Options, as amended, and you are relying solely on such advisors and not on any statements or representations of the Company or any of their agents or affiliates.

Once you return the signed letter, it will become an amendment to the terms of your Options, and therefore, you should make a copy of your signed letter and keep it in your files with your Option agreements.

Sincerely,

/s/ Jeffrey Weiss
Jeffrey Weiss
Chairman and Chief Executive Officer

Acknowledged and agreed on this 30
day of May, 2008:

/s/ Donald Gayhardt
Donald Gayhardt